QUIPP, INC.

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

1. Purpose - The purpose of the Quipp, Inc. Management Incentive Plan (the "Plan") is to afford an incentive to certain management and other key employees of QUIPP SYSTEMS, INC., ("Quipp Systems") and QUIPP, INC. (the "Company") to increase the Company's profits. The Plan is designed to compensate participants on the basis of financial results of the Company, orders booked by Quipp Systems and the achievement of personal objectives defined for each participant.

2. Defined Terms - As used in the Plan, the following terms have the meanings set forth below:

          A) "Incentive Point Total" means the total of all Incentive Points assigned to Participants.

          B) "Incentive Points" means a right to share in the Profit allocated to a Part of the Incentive Pool. The amount of the share in the Profit allocable to a Participant is dependent on the number of Incentive Points assigned to the Participant and the Incentive Point Total assigned to all Participants.

          C) "Incentive Pool" means the total amount payable under the Plan during any Plan Year."Planned Incentive Pool" means the total dollar amount estimated to be payable under the Plan at the beginning of a Plan Year. "Actual Incentive Pool" means the calculated total dollar amount payable under the Plan at the conclusion of a Plan Year. The "Incentive Pool" will be segmented into "Parts," with payment from each Part based upon achievement of objectives designated for that Part. In the first Plan Year, such Parts of the Incentive Pool shall consist of the "Part A Pool," the "Part B Pool," and the "Part C Pool," as described in paragraph 6 hereof.

          D) "Participant" means any employee who is assigned Incentive Points under this Plan.

          E) "Plan Year" means the Company's fiscal year.

          F) "Point Value" means the quotient of the total dollar amount of a Part of the Incentive Pool divided by the Incentive Point Total.

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          G) "Profit" means the Company's operating income as set forth on the Company's audited financial statements for the relevant plan year.

          H) "Reference Percentage" means the percentage of Profit established by the Board as a contribution to the Plan for the Plan year. For the first year of the Plan, the Reference Percentage is 6%.

3. Administration of Plan - This Plan shall be administered by the Compensation and Nominating Committee of the Company's Board of Directors (the "Committee"). The Committee is authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it may deem advisable. All interpretations and determinations by the Committee with respect to the Plan shall be final, binding and conclusive. Subject to the terms, provisions and conditions of the Plan, the Committee is hereby authorized to, among other things: (a) approve selection of employees to be assigned Incentive Points, (b) approve the individual objectives established for each participant, (c) approve the number of Incentive Points to be assigned to each Participant, (d) approve the Planned Incentive Pool amount at the beginning of each fiscal year, (e) approve the segmentation of the Incentive Pool into Parts, and (f) approve the amount of the payment to be made to participants under the Plan. The Company's auditors will verify the calculation of the Actual Incentive Pool following completion of the audit of the Company's financial statements for the relevant Plan Year. The Committee shall prescribe the form, which shall be consistent with this Plan, of the instruments, if any, evidencing the designation of a Participant's Incentive Points and the determination of Point Value.

4. Eligibility - Incentive Points will be assigned only to persons who are employees of the Company (excluding directors who are not regular employees). No member of the Committee, while serving as such, shall be eligible to participate in this Plan. While all employees are eligible to be considered for participation, it is contemplated that only those employees who perform services of special importance to the Company or Quipp Systems in the management, operation or development of the business of those entities will be selected to participate.

5    Establishment of Incentive Pool - The amount of Planned Incentive Pool shall be equal to the product of the Reference Percentage multiplied by the budgeted Profit for the relevant Plan Year (subject to adjustment as set forth in paragraph 6). The Reference Percentage shall be 6% until the Board of Directors shall set a different amount at the beginning of a Plan Year. The Planned Incentive Pool shall be estimated, based on the budgeted Profit set forth in Company budget plan for the ensuing fiscal year. The Actual Incentive Pool shall be calculated from the Company's audited results for the Plan Year. The Actual Incentive Pool shall be the basis for the payments to Participants under the Plan.

6. Valuation of Incentive Amount - For the first year of the Plan, the Incentive Pool will be segmented into three Parts:

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               Part A Pool: representing the company Profit achievement
                            portion of the Incentive Pool
               Part B Pool: representing the personal objective
                            achievement portion of the Incentive Pool
               Part C Pool: representing the product order achievement
                            portion of the Incentive Pool

Sixty percent (60%) of the product of Profit and Reference Percentage will be set aside for the Part A Pool. Twenty-five percent (25%) of the product of Profit and the Reference Percentage shall be set aside for Part B Pool. Fifteen percent (15%) of the product of Profit and the Reference Percentage will be set aside for the Part C Pool. However, the amount of the Part C Pool will be subject to adjustment following the determination of orders for the relevant Plan Year as follows:

                                A= 15% x P x O/B

          Where A= Adjusted Part C Pool
                P= Actual Inventive Pool prior to adjustment
                O= Actual orders during the relevant Plan Year
                B= Budgeted orders for the relevant Plan Year

7. Assignment of Points - Selection of Participants and assignment of Incentive Points to all participants other than the President of the Company will be recommended by the President to the Committee for its approval. Assignment of Incentive Points for the President shall be approved by the Committee. A person selected to participate in the Plan shall be notified in the beginning of the Plan Year (or at such later time as he/she is designated to participate in the Plan) and shall be notified as to the number of Incentive Points assigned and the planned Point Value for the ensuing Plan Year. The Participant shall also be notified of the planned breakdown of the Incentive Pool by Parts, and, with respect to the Part B Pool, will participate with President of the Company and/or the Participant's supervisor in establishing specific personal objectives and the weighting of these objectives, which shall be subject to the approval of the Committee. Specific personal objectives for the President and weighting of those objectives will be established by the Committee. The Incentive Points initially assigned to a Participant in respect of the Part B Pool (the "Initial Point Amount") shall be adjusted following the conclusion of the Plan Year by multiplying the Initial Pool Amount by a percentage representing the Participant's percentage of achievement of his/her individual objectives. Percentage of achievement for all Participants other than the President will be determined by the Committee, after consideration of the recommendation of the President and/or a supervisor designated by him that includes an evaluation of Participant's success in addressing individual objectives. For example, if a Participant had three objectives of equal weight and only one was achieved, then the Participant's Incentive Points for the Part B Pool will be reduced to 331/3% of the Incentive Points initially assigned. The Committee shall also make such final determination in respect of

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the President. Inclusion in the Plan in any given year does not assure any
Participant of inclusion in any other year.

8. Payment - The amount to be paid to each Participant with respect to any Plan Year shall be determined following the conclusion of the audit of the Company's financial statements for such Plan Year. The Participant shall receive from each of the Part A, Part B and Part C Pools an amount equal to the number of Incentive Points assigned to him/her multiplied by the Point Value for that specific Part. Each payment under the Plan in respect of a Plan Year shall be made within fifteen days following the conclusion of the audit of the Company's financial statements for the Plan Year. In years subsequent to the first Plan Year, the President may proposed alternative objectives and percentages for Parts of the Incentive Pool and may propose that the Incentive Pool be segmented into more or fewer Parts. Upon approval of the Proposal by the Committee (with such modifications as it may deem advisable), the Plan may be so modified. Such changes must be proposed and approved prior to the start of the Plan Year.

9. Death or Termination of Employment - In the event of a Participant's death, retirement or termination of employment by the Company or Quipp Systems other than for cause during a Plan Year, a pro-rata share of the payment, if any, that Participant would otherwise have received had he/she been employed for the entire year, based on proportion of the Plan Year that the Participant was employed, shall be paid to Participant or his/her heirs. Such payment shall be made at the same time as a payment is made, following the end of the Plan Year, to Participants who continue to be employed by the Company or Quipp Systems. In the event of termination of a Participant's employment due to voluntary resignation at any time up until the end of the Plan Year, the Participant will forfeit all rights to any payment for the Plan Year in which his/her employment was terminated.

10. Right of Company to Terminate Employment - Nothing contained in the Plan shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time for any reason.

11. Nontransferability - No amounts payable under the Plan shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution.

12. Termination of or Amendments to Plan - The Board of Directors at any time may terminate, or from time to time may amend, modify, or suspend the Plan. In addition, the Committee may make limited modifications to the Plan as permitted under paragraph 8 above. The termination or amendment of the Plan shall not affect the accrued obligations of the Company prior to such termination or amendment. Nothing contained herein shall constitute an obligation on the part of the Company to continue the Plan or to maintain any level of contribution from Plan Year to Plan Year.

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13.   Governing Law - The Plan shall be governed and construed in accordance with the laws of the State of Florida.

14.   Effective Date - The Plan shall be effective commencing January 1, 1999.

      Approved by the Board of Directors of QUIPP, INC. on 12/31, 1998.


/s/ Anthony P. Peri
--------------------------
Anthony P. Peri, President

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